Supplement to Agreement of the Executive Chairman

This supplement (this “Supplement”) is dated as of June 30, 2015.

Reference is hereby made to that certain Agreement (the “Agreement”) that was made as of February 7, 2014 by and between CARDAX, INC., a Delaware corporation (the “Company”), and Nicholas Mitsakos, an individual (the “Executive Chairman”). Capitalized terms used in this Supplement that are not otherwise defined in this Supplement shall have the respective meanings ascribed thereto in the Agreement.

For good and valuable consideration, the receipt and sufficiency is hereby acknowledged, the parties to the Agreement hereby agree to amend and supplement the Agreement as provided in this Supplement.

1. Compensation.

1.1 Effective April 1, 2015, Section 2 of the Agreement is amended to delete such section in its entirety and replace such section with the following:

2. Compensation. The aggregate annual compensation of the Executive Chairman shall be equal $150,000. Such compensation shall be paid quarterly in arrears as of the last day of each fiscal quarter in equity of the Company in the form of a grant of shares of common stock, par value $0.001 per share (“Common Stock”) or non-qualified stock options (“Options”) under the Company’s 2014 Equity Compensation Plan, as amended or supplemented (the “Plan”) as follows:

2.1 The Executive Chairman shall provide a notice to the Company of his election to receive a grant of shares of Common Stock or Options not later than the business day that is at the end of the applicable fiscal quarter or such other time as mutually agreed by the Company and the Executive Chairman. If a notice is not duly and timely received, then the Executive Chairman shall be deemed to have elected to receive the compensation for such quarter in Options.

2.2 If the Executive Chairman elects to receive compensation for any quarterly period in a grant of Common Stock, then the number of shares that shall be issued will equal the amount payable during such quarter (i.e., $37,500) divided by the volume weighted average closing price (“VWAP”) for the 20 trading days ending on the last trading day of such quarter.

2.3 If the Executive Chairman elects to receive compensation for any quarterly period by the grant of Options, then

2.3.1 The number of shares of Common Stock that may be purchased by such Option shall be determined so that the Quarterly Value as of the end of such quarter of such Options is equal to the amount payable for such quarter (i.e., $37,500).

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2.3.2 The initial exercise price for such Options will be the closing price of the Common Stock as of the end of the applicable quarter, which shall be the date that any such Options are granted; provided, that if such closing price is 90% or less of the closing price of the immediately prior trading date, then the initial exercise price shall be the greater of (x) the closing price as of the end of such quarter or (y) the VWAP for the 5 trading days ending on the last trading day of such quarter.

2.3.3 For the purposes of this Agreement, the term “Quarterly Value” shall mean the value as of the end of the applicable quarter using the 20 day VWAP as of the end of such quarter. The value of the Options will be determined by the Company using a Black Scholes model for such VWAP for the 20 trading days ending on the last trading day of the applicable quarter with such other factors as are appropriate to accurately calculate the value of the Options as of the end of quarter.

2.3.4 Options that are granted under this Section 2 shall be fully vested, have the same anti-dilution protection as provided in the Company’s Class A Warrants and have a 5 year term from the last day of the applicable quarter.

2. Payment of 2015 Arrears.

2.1 The amount of the accrued and unpaid fees payable to the Executive Chairman accruing from January 1, 2015 to March 31, 2015 is equal to $55,385. Such amount shall be discharged in full by the Company granting to the Executive Chairman on June 30, 2015 a non-qualified stock option to purchase 263,736 shares of Common Stock with an initial exercise price equal to $0.32 per share. Such option shall be fully vested, have the same anti-dilution protection as provided in the Company’s Class A Warrants and have a 5 year term.

2.2 The Executive Chairman hereby waives all payment defaults with respect to the service fees described in Section 2.1 of this Supplement, and any rights related thereto.

3. Ratification.

3.1 The terms and conditions of the Agreement as modified by this Supplement are acknowledged and agreed to be in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Supplement as of the date first written above.

COMPANY:

Cardax, Inc.

By:	/s/ David G. Watumull
Name:	David G. Watumull
Title:	President and CEO

EXECUTIVE CHAIRMAN:

/s/ NICHOLAS MITSAKOS
NICHOLAS MITSAKOS, Individually

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